UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TrustCo Bank Corp NY
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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 17, 2012, at 4:00 pm local time, for the purpose of considering and voting upon the following matters:

1.	Election of Directors.

2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.

3.	Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2012.

4.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,
Robert M. Leonard, Secretary

March 26, 2012

YOUR VOTE IS IMPORTANT

TO US

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED CARD AS PROMPTLY AS POSSIBLE. YOU MAY ALSO VOTE USING THE INTERNET OR TELEPHONE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

Important Notice Regarding the Internet Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 17, 2012:

This Notice, the Proxy Statement attached to this Notice and TrustCo’s Annual Report to shareholders for the year ended December 31, 2011 are available free of charge at http://www.cfpproxy.com/6892.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2012

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 4:00 pm local time on Thursday, May 17, 2012, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about March 26, 2012.

The record date for the Annual Meeting is March 19, 2012. Only shareholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold. As of March 1, 2012, there were 93,548,542 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting, even if they abstain from voting. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum. If a shareholder owns shares in “street name” through a bank or broker, the shareholder may instruct his or her bank or broker how to vote the shares. A “broker non-vote” occurs when a shareholder who owns shares through a bank or broker fails to provide the bank or broker with voting instructions and either the bank or broker does not have the discretionary authority to vote the shares on a particular proposal or the bank or broker otherwise fails to vote the shares. Under the rules of the NASDAQ Stock Market and the New York Stock Exchange, brokers do not have discretionary authority to vote shares on proposals that are not “routine.”

Proposal 1 (Election of Directors) and Proposal 2 (Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers) would not be considered routine matters under the NASDAQ Stock Market and New York Stock Exchange rules, so brokers do not have discretionary authority to vote shares held in street name on those proposals. If a shareholder wishes for his or her shares to be voted on these matters, the shareholder must provide his or her broker with voting instructions. Proposal 3 (Ratification of the Appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors) is considered a routine matter, so the bank or broker will have discretionary authority to vote shares held in street name on this item.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors. The board of directors recommends that shareholders vote:

•	“For” each of the nominees for director,

•	“For” the approval of the nonbinding advisory resolution approving the compensation of TrustCo’s named executive officers, and

•	“For” ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority. TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address or at the meeting of shareholders at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or TrustCo’s wholly owned subsidiary, Trustco Bank. These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services. TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $10,000 plus expenses and a delivery fee of $2,250. The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Proposal 1 - Election of Directors

The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo board of directors. The nominees for election as directors for three-year terms expiring at TrustCo’s 2015 Annual Meeting are Thomas O. Maggs, Robert J. McCormick, and William J. Purdy. Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at eight. TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board. Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend. Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2011 has been furnished by each director and nominee or has been obtained from TrustCo’s records. TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR

THREE-YEAR TERMS TO EXPIRE IN 2015

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Thomas O. Maggs, Age 67, President, Maggs & Associates, The Business Insurance Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank from 2005-present. Mr. Maggs contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	70,345	*

Robert J. McCormick, Age 48, President and Chief Executive Officer of TrustCo since January 2004, Chairman 2009 and 2010, executive officer of TrustCo from 2001-present and President and Chief Executive Officer of Trustco Bank from November 2002-present. Director of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1995. Mr. McCormick contributes his skills and knowledge obtained from being the chief executive officer of the Company and Trustco Bank. Robert J. McCormick is the son of Robert A. McCormick.	2,393,660	3.08

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
William J. Purdy, Age 77, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank from 1991-present. Chairman of the Board of Directors of TrustCo and Trustco Bank for 2011. Mr. Purdy contributes his knowledge regarding commercial and residential real estate, his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	78,322	*

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Dennis A. De Gennaro, Age 67, President and Chief Executive Officer, Camelot Associates, Corp. (commercial and residential home builder and developer). Director of TrustCo and Trustco Bank from 2009-present. Mr. De Gennaro is highly knowledgeable about commercial and residential real estate and contributes his organization skills and experience from operating a successful business enterprise.	71,664	*

Joseph A. Lucarelli, Age 71, President, Traditional Builders (residential home builder and developer). Director of TrustCo and Trustco Bank from 1999-present. Mr. Lucarelli is highly knowledgeable about commercial and residential real estate in the Capitol Region of New York and contributes his organization skills and experience from operating a successful business enterprise.	241,903	*

Anthony J. Marinello, M.D., Ph.D., Age 56, Physician. Director of TrustCo and Trustco Bank from 1995-present. Dr. Marinello contributes his experience as an entrepreneur operating a successful medical practice and his skills for developing and evaluating business strategies.	77,216	*

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert A. McCormick, Age 75, Chairman of TrustCo and Trustco Bank 2001-2008. President & Chief Executive Officer of TrustCo and Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank from 1980-present. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Mr. McCormick has been associated with TrustCo for more than 30 years and has vast experience with all aspects of its operations. Robert A. McCormick is the father of Robert J. McCormick.	1,492,662	1.92

William D. Powers, Age 70, Partner, Powers & Company, LLC (consultants). Chairman of the Board of Directors for TrustCo and Trustco Bank 2012. Director of TrustCo and Trustco Bank from 1995-present. Mr. Powers contributes his experience as an entrepreneur operating a successful business enterprise and his skills for developing and evaluating business strategies.	175,502	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS
	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert T. Cushing, Age 56, Executive Vice President and Chief Financial Officer of TrustCo from January 2004-present, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank from 1994-present. Joined TrustCo and Trustco Bank in 1994.	847,574	1.09

Scot R. Salvador, Age 45, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank from January 2004-present. Executive officer of TrustCo and Trustco Bank from 2004-present. Joined Trustco Bank in 1995.	564,526	*

*	Less than 1%

See footnotes on page 6.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert M. Leonard, Age 49, Secretary of TrustCo and Trustco Bank 2003-2006 and 2009-present. Assistant Secretary of TrustCo and Trustco Bank 2006-2009. Senior Vice President of TrustCo and Trustco Bank from 2010-present. Administrative Vice President of TrustCo and Trustco Bank 2004-2009. Executive officer of TrustCo and Trustco Bank from 2003-present. Joined Trustco Bank in 1986.	87,584	*

Eric W. Schreck, Age 45, Senior Vice President and Florida Regional President Trustco Bank from 2009-present. Treasurer of TrustCo Bank from 2010-present. Executive officer of TrustCo and Trustco Bank from 2010-present. Joined Trustco Bank in 1989.	76,802	*

Sharon J. Parvis, Age 61, Assistant Secretary of TrustCo and Trustco Bank from 2005-present, Vice President of Trustco Bank from 1996-present. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1987.	40,313	*

Thomas M. Poitras, Age 49, Assistant Secretary of TrustCo and Trustco Bank 2003-2006 and 2009 - present. Secretary of TrustCo and Trustco Bank 2006-2009, Administrative Vice President of Trustco Bank from 2011-present. Vice President of Trustco Bank from 2001-2011. Executive officer of TrustCo and Trustco Bank from 2005-present. Joined Trustco Bank in 1986.	89,987	*

*	Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (14 INDIVIDUALS) BENEFICIALLY OWN 6,308,060 SHARES OF COMMON STOCK, WHICH REPRESENTS 7.94% OF THE OUTSTANDING SHARES.

Footnotes:

(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)

Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers: Dennis A. De Gennaro, 68,664 shares, Dr. Anthony J. Marinello, 43,910 shares; William D. Powers, 164,502 shares; and Robert J. McCormick, 166,210 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities: Robert T. Cushing, 507,573 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 5,929 shares; Robert A. McCormick, 69,994 shares; Robert J. McCormick, 45,333 shares; Robert M. Leonard, 16,622 shares; and Thomas M. Poitras, 2,009 shares. Included for Robert J. McCormick are 603,859 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 379,217 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family. The number of shares described above as beneficially owned by each of the directors and executive officers includes options to acquire the following number of shares that are either currently exercisable or will become exercisable within 60 days of the date of this proxy statement: Robert T. Cushing, 325,000 shares; Dennis A. De Gennaro, 2,000 shares, Robert M. Leonard, 34,500 shares; Joseph A. Lucarelli, 12,750 shares; Thomas O. Maggs, 6,000 shares; Dr. Anthony J. Marinello, 12,750 shares; Robert A. McCormick, 270,000 shares; Robert J. McCormick, 750,000 shares; William D. Powers, 10,000 shares; William J. Purdy, 12,750 shares; Scot R. Salvador, 465,000 shares; Sharon J. Parvis, 33,000 shares; Thomas M. Poitras, 50,500 shares, and Eric W. Schreck, 33,000 shares.

Board Meetings and Committees

TrustCo’s full board held eleven meetings during 2011. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Stock Market. TrustCo’s independent directors met in executive session twice during 2011.

TrustCo maintains a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. The charters of each of the committees may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The Nominating and Corporate Governance Committee held three meetings in 2011. The directors currently serving on the Nominating and Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Nominating and Corporate Governance Committee is to assist the board by recommending and reviewing individuals for consideration as directors and develop and annually review governance guidelines applicable to the Company.

TrustCo’s Audit Committee held five meetings in 2011. The directors currently serving on the Audit Committee are William D. Powers (Chairman), Dennis A. De Gennaro, Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements; the committee’s functions also include the review of TrustCo’s and Trustco Bank’s internal audit procedures and also the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held four meetings in 2011. The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Dennis A. De Gennaro, Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy. The function of the Compensation Committee is to determine the total compensation of the executive officers and to review general compensation practices of TrustCo and Trustco Bank. Please refer to the discussion under “Executive Compensation” for a more detailed description of the Compensation Committee’s activities.

TrustCo provides an informal process for shareholders to send communications to the board. Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, the directors are encouraged to attend such meetings, and all of the directors attended the 2011 Annual Meeting.

Director Nominations

Each of the nominees slated for election at the Annual Meeting was considered and selected by the Nominating and Corporate Governance Committee and unanimously approved by TrustCo’s independent directors.

The Nominating and Corporate Governance Committee is appointed by the board of directors in part to review and identify individuals qualified to become board members and to recommend to the board the director nominees for the Annual Meeting of Shareholders.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies. Although neither the committee nor the full board of directors has a formal policy with respect to diversity, the committee and the board have a general objective of having a board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience, and viewpoints.

After a potential candidate is identified, the committee will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not,

include one or more meetings with the candidate by a member or members of the committee. From time to time, but at least once each year, the committee meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by the committee and by a majority of the members of the board who are independent as defined in the NASDAQ Stock Market rules.

The committee will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days’ notice of the meeting is provided.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the chief executive officer and reviewing the compensation of TrustCo’s and Trustco Bank’s executive officers. Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately enhance shareholder value, by aligning closely the financial interests of TrustCo’s senior management with those of its shareholders.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dennis A. De Gennaro
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing oversight of TrustCo’s accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of six directors, each of whom is independent under listing standards of The NASDAQ Stock Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards. The board of directors has determined the Company does not have an Audit Committee “financial expert” serving on its Audit

Committee. TrustCo’s board believes that in order to fulfill all the functions of the board and the Audit Committee, each member of the board and the Audit Committee should meet all the criteria that have been established by the board for board membership and that it is not in the best interests of TrustCo to nominate as a director someone who does not have all the experience, attributes, and qualifications that TrustCo seeks. Further, the board believes that the present members of the Audit Committee have sufficient knowledge and experience in financial affairs to effectively perform their duties. To assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee.

The Audit Committee operates under a written charter approved by the board of directors. Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate. A copy of the Audit Committee’s charter may be found on TrustCo’s website (www.trustcobank.com) under the “Investor Relations” tab.

The following table presents fees for professional audit services rendered by Crowe Horwath LLP, TrustCo’s independent accounting firm. The services included audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2011 and 2010 and of the effectiveness of internal controls over financial reporting, and fees billed for other services provided by Crowe Horwath LLP during 2011 and 2010.

	2011	2010
Audit fees	$336,000	$356,000
Audit related fees(1)	155,500	17,100
Tax fees	—	—
All other fees(2)	50,000	—

Total fees	$541,500	$373,100

(1)

For 2011, audit related fees consisted of services performed for the public stock offering completed in July 2011 and for services completed for registration statement filings and accounting research. For 2010, audit related fees consisted of reviewing Securities and Exchange Commission matters and accounting research.

(2)	For 2011, all other fees consisted of consulting services obtained in connection with TrustCo’s transition to a new federal banking regulator.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants. In considering non-audit services, the Audit Committee will consider various factors including, but not limited to, whether it would be beneficial to have the service provided by the independent accountants and whether the service could compromise the independence of the independent accountants. In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s independent accountants, which such approval is then reviewed and approved at the next Audit Committee meeting. Accordingly, all of the services described above were approved by the Audit Committee.

Audit Committee Report. The Audit Committee’s responsibility is to monitor and oversee TrustCo’s financial reporting and audit processes and to otherwise conduct its activities as provided for in its charter. Management is responsible for TrustCo’s internal controls and financial reporting process. TrustCo’s independent accountants for 2011, Crowe Horwath LLP, were responsible for performing an independent audit of TrustCo’s consolidated financial statements and the effectiveness of TrustCo’s internal controls over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures. In performing its oversight, the Audit Committee reviews the performance of Crowe Horwath LLP and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and Crowe Horwath LLP to review and discuss TrustCo’s December 31, 2011 and 2010 consolidated financial statements. The Audit Committee also discussed with Crowe Horwath LLP the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from Crowe Horwath LLP required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE:	William D. Powers, Chairman
Dennis A. De Gennaro
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Board Leadership Structure and Role in Risk Oversight

The position of TrustCo’s chairman of the board and the office of its president and chief executive officer are held by different persons. The chairman of the board, William D. Powers, is an independent director who has been a member of the board since 1995. Mr. Powers became chairman in January 2012. TrustCo’s board of director’s policy is that the positions of chief executive officer and chairman of the board will be separated and the position of chairman of the board will rotate among TrustCo’s independent directors on an annual basis. Mr. Powers is a member of the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee.

The board of directors has determined that the separation of the roles of chairman of the board and chief executive officer will enhance board independence and oversight. More specifically, the board believes that separating the roles will allow the Company’s president and chief executive officer, Robert J. McCormick, to better focus on developing and implementing corporate initiatives, enhancing shareholder value and strengthening our business and operations, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to, and independent oversight of, management.

The board of directors as a whole is ultimately responsible for risk management oversight of TrustCo and its subsidiaries. In carrying out its responsibilities in this area, it has delegated important duties to its committees, including the Audit Committee.

The Audit Committee, whose members are independent, meets each quarter with the internal auditor and the Company’s independent auditor to review all financial and public disclosures. In addition, the Compensation Committee has reviewed the Company’s compensation policies and procedures and has concluded that the policies are not reasonably likely to have a material adverse affect on the Company.

The entire board reviews and approves, on an annual basis, all significant policies that address risk, including credit risk, interest rate risk, liquidity risk, and compliance risk. The board also monitors risk through reports received on a periodic basis. Annually, the board approves the Company’s contingency plan as well as its insurance program.

Vote Required and Recommendation

The three nominees for election to the TrustCo board for three-year terms expiring at the 2015 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Proposal 2 - Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added a new Section 14A to the Securities Exchange Act of 1934 that requires TrustCo provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executives officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of the named executive officers and the accompanying narrative.

At the 2011 Annual Meeting of TrustCo’s shareholders, TrustCo asked shareholders, also as required by the Dodd-Frank Act and the Securities Exchange Act, whether they would prefer that the advisory vote on executive compensation (often referred to as a “say-on-pay” proposal) occur every year, every two years, or every three years. The board recommended that an advisory vote on executive compensation every third year be approved, and TrustCo’s shareholders in fact approved having the say-on-pay vote every third year. As part of its evaluation of its executive compensation programs, however, TrustCo’s Compensation Committee, and then the full board of directors, determined that an annual advisory vote on the compensation of the named executive officers would better serve the Company and its shareholders. In the view of the board, since the compensation of the named executive officers is evaluated, adjusted as appropriate, and approved on an annual basis, the views of the Company’s shareholders as expressed in the say-on-pay advisory vote should also be considered annually. Annual advisory votes would, in the view of the board, provide an effective means of communicating shareholder concerns about the Company’s executive compensation programs. Accordingly, the board of directors has decided to submit to shareholders the advisory resolution set forth below with respect to the compensation of TrustCo’s named executive officers.

The say-on-pay proposal described below gives TrustCo shareholders the opportunity to endorse, or not endorse, the compensation of the named executive officers. The vote on the proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on TrustCo, its board of directors or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail in the Compensation Discussion and Analysis, TrustCo seeks to offer a compensation structure designed to compare favorably with its competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value, and the total executive compensation opportunity for TrustCo’s executive officers is intended to create a compensation program that maximizes executive talent and rewards a high level of performance. The Compensation Committee and the board of directors believe that the policies and procedures described in the Compensation Discussion and Analysis are effective in implementing the Company’s compensation program and achieving its goals and that the compensation of the Company’s named executive officers in 2011 reflects and supports these compensation policies and procedures.

Resolution

In light of the foregoing, TrustCo is asking shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of TrustCo Bank Corp NY approve, on an advisory basis, the compensation of the named executive officers, as disclosed in TrustCo’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and narrative disclosure.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to adopt the foregoing resolution approving the compensation of TrustCo’s named executive officers. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Proposal 3 - Ratification of the Appointment of Independent Public Accounting Firm

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on February 21, 2012 has reappointed Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2012. At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for the fiscal year ending December 31, 2012. Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo’s issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2012. Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal. Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 3 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting. If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the components of TrustCo’s executive compensation for 2011 for the named executive officers whose compensation is described in this proxy statement, specifically:

•	Robert J. McCormick, President & Chief Executive Officer, TrustCo and Trustco Bank

•	Robert T. Cushing, Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank

•	Scot R. Salvador, Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank

•	Robert M. Leonard, Secretary, TrustCo and Trustco Bank, and Senior Vice President, Trustco Bank

•	Eric W. Schreck, Treasurer, TrustCo, and Senior Vice President, Trustco Bank

TrustCo is transitioning from the fixed pay emphasis moved to in 2008 to a pay program that provides more of a balance between fixed pay and performance-based pay across the various executive pay components described in more detail below. TrustCo anticipates moving toward the following principles based executive compensation program:

•

Executive compensation should be driven by long-term return to shareholders, with a significant portion of performance-based compensation linked directly to corporate performance and performance relative to peers;

•	Executive compensation levels should reflect an appropriate relationship to market practices, based on leadership position, breadth of responsibility, and current and historical performance;

•

Incentive compensation should consist of a portfolio of incentives to ensure an optimal focus on long-term return to shareholders, balanced with considerations of excessive risk mitigation, appropriate short-term reward in support of long-term objectives, and recruitment and retention goals; and

•	Executives should own meaningful amounts of TrustCo stock to ensure optimal alignment with TrustCo shareholders.

2011 Compensation Decisions.

The following highlights decisions the TrustCo Compensation Committee made in 2011 regarding the compensation program for the named executive officers. The narrative that follows this summary contains additional details of the TrustCo compensation program:

•

Say on Pay – At the 2011 annual meeting, TrustCo asked whether shareholders would prefer that the say on pay advisory vote occur every year, every two years or every three years, and shareholders approved having the advisory vote occur every three years. Upon further review, the Compensation Committee and the board feel that annual advisory votes on compensation would provide the most consistent and clear communication channel for shareholder concerns about the Company’s executive compensation program and have as a result decided to obtain such an advisory vote on an annual basis.

•

Base Salary – Base salary for Mr. McCormick has been frozen since 2009, and salaries for Mr. Cushing and Mr. Salvador were frozen in 2009 and 2010, with modest increases in 2011. None of these executives will receive increases in base salary in 2012. The decision to de-emphasize salary increases for these executives has not been due to performance, but rather the intent of the Compensation Committee to gradually implement increased levels of performance-based compensation via annual and long-term incentives (which had been eliminated in 2009) and reduce the emphasis on fixed compensation. Note that, for 2010 the base salary for Mr. McCormick was 69.61% of his total compensation compared to 49.92% for 2011. The Company expects this ratio to reduce further in 2012. Our remaining two named executive officers (Mr. Leonard and Mr. Schreck) have received gradual salary increases during each of the past several years based on their performance and the Compensation Committee’s views as to the appropriate positioning of their compensation relative to peer group practices.

•

Long-Term Incentive and Equity Compensation – In 2011 the Compensation Committee implemented what it believes to be an approach to awards of equity incentives that balanced, or awarded generally equivalent values of, stock options and restricted stock. The 2011 awards were the first made by the Company since 2008. The Compensation Committee chose a balanced approach to combine the retention and downside risk benefits inherent in restricted stock with the creation of shareholder value benefits inherent in restricted stock and stock options. Going forward, the Compensation Committee intends to continue to evaluate refinements in long-term and equity compensation, with an emphasis on evaluating various forms of performance-based equity incentives. The committee’s intent is to continue refining the Company’s executive compensation to be better aligned with long-term return to shareholders.

•

Executive Stock Ownership Guidelines – TrustCo’s board of directors has adopted stock ownership guidelines for both senior management and members of the board. The board believes directors and designated members of senior management should have a financial investment in the Company. Each director is expected to beneficially own at least 10,000 shares within four years of being elected to the board. The Company’s Chief Executive Officer is expected to beneficially own 350,000 shares, and its

Executive Vice Presidents are expected to beneficially own 250,000 shares. These guidelines for members of senior management are expected to be achieved within four years of being appointed to their positions. Options to acquire shares of the Company’s stock count toward achievement of the guidelines. As of December 31, 2011 Mr. McCormick beneficially owned 2,393,660 shares and Mr. Cushing and Mr. Salvador owned 847,574 and 564,526 respectively. Additional information regarding the stock ownership of the Company’s executive officers is set forth under “Information on Trustco Executive Officers” and in the Outstanding Equity Awards – December 31, 2011 table.

•

Executive Annual Incentive Plan – In 2011, TrustCo’s Executive Officer Incentive Plan was reinstated, making 2011 the first year that TrustCo has used annual incentives for its executive officers since 2008. The Executive Officer Incentive Plan is outcome-driven, with awards earned only for meeting or exceeding pre-defined performance goals relative to the Company’s peer group. The selected metrics represent the criteria that the board and Compensation Committee believe are the most appropriate annual metrics that represent short-term progress in the creation of long-term shareholder value.

•

Supplemental Retirement Plan (SERP) Bonus – For 2011, the Company made payments to Mr. McCormick, Mr. Cushing and Mr. Salvador, as provided in their employment agreements, in an amount equal to the incremental amount that would have been credited to them under the TrustCo Supplemental Retirement Plan, which was frozen in 2008. TrustCo has continued these payments in order to encourage the retention of these three senior-most executives, particularly given the fact that pay for performance components were frozen in 2008. TrustCo will continue to evaluate this program in 2012 as part of the emphasis on refining the approach to long-term pay for performance.

•

Other Important Components of the Compensation Program – In addition to these components of the compensation program, the Company also maintains for Mr. McCormick, Mr. Cushing and Mr. Salvador employment agreements, insurance programs and other benefits that are all consistent with industry practices.

For 2012, the Compensation Committee anticipates continuing to make progress towards its principles governing executive compensation described above. Specifically, TrustCo will focus on refining its long-term incentive approaches in order to ensure appropriate balance between current long-term incentive vehicles and fixed components of pay and annual incentives. TrustCo expects to review specific opportunities to issue performance-based equity awards.

Highlights of Business Results

The committee believes that TrustCo’s performance was exceptional in 2011. Among the highlights of this performance were the following: Net income increased by 12.84%, average shareholders’ equity increased by 17.39% and the tangible book value of the Company increased an impressive 9.37%. Additional information regarding TrustCo’s financial performance for 2011 is contained in the TrustCo’s annual report to shareholders for the year ended December 31, 2011. The committee believes that by consistently delivering above-average results, TrustCo shareholders will see an increased shareholder return without encouraging any undue risk taking.

Compensation Committee and Management Role in Decision-Making

The Compensation Committee of the board of directors has responsibility for analyzing and establishing total compensation for all named executive officers, including establishing annual salaries, long-term incentive and equity incentive arrangements, annual incentive and bonus arrangements, and all other executive benefits and other compensation programs. In making its decisions, the Compensation Committee will consider a number of factors including TrustCo’s and Trustco Bank’s attainment of net income goals, how the Company performs against its peers, total shareholder return for a one to five-year period, total shareholder return in relation to total compensation, total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year. The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market. The committee uses discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors in making pay decisions, other than for the recently implemented annual incentive plan (as described below).

In addition to the factors above, in 2011, the Compensation Committee used information provided by the Human Resources Department of Trustco Bank that it had obtained from Institutional Shareholder Services, Inc., a provider of corporate governance research and analysis and shareholder advisory services, and Grant Thornton LLP, a compensation consultant providing total compensation comparability data and peer group pay practices.

During 2011, TrustCo’s management engaged Grant Thornton to obtain advice with respect to compensation and benefit trends, best practices, and the design of benefits plans and awards under TrustCo plans, including establishing targets for compensation awards. The Company believes that the use of an independent compensation consultant provides additional assurance that its executive compensation programs are reasonable and consistent with its philosophy and objectives. During 2011, Grant Thornton LLP received for its compensation consulting services fees of $25,790. In addition to these services, Grant Thornton also provided assistance to TrustCo in connection with the preparation and filing with the Internal Revenue Service of reports with respect to various employee benefit plans, for which it received compensation of $6,800. The Company did not believe that these additional services constituted a conflict of interest for Grant Thornton.

This information provided by Institutional Shareholder Services and Grant Thornton assisted the Compensation Committee in evaluating compensation levels and the structure of benefits paid to all of its executive officers. The Compensation Committee and the full board of directors have ultimate authority on executive compensation decisions for named executive officers, and rely on TrustCo’s Human Resources Department and the compensation consultant for information on market practices of peers and issues for consideration.

The Compensation Committee does seek recommendations from the TrustCo’s Chief Executive Officer on compensation decisions for other named executive officers. Additionally, the committee also reviews and collaborates with the Chief Executive Officer in making total compensation decisions for other TrustCo and Trustco Bank executive officers. Parameters for the other executives are discussed with the Compensation Committee and disclosed to the Compensation Committee prior to any action taken.

Executive Compensation Peer Group Utilization by Compensation Committee

For purposes of comparing the compensation of TrustCo’s named executive officers in 2011, the Compensation Committee utilizes an industry peer group comprised of all New York, New Jersey and Florida based banks and thrifts with assets of $2 billion to $10 billion (as of September 30, 2011) that did not receive equity investments from the federal government under the Troubled Asset Relief Program (TARP). The committee chose to omit companies that participated in the TARP because those companies were under certain restrictions relating to capital requirements, and executive compensation and, in the committee’s view, tended to be poorer performing institutions. Consequently, the committee did not believe that these institutions were sufficiently comparable to the Company such that they should be included in the peer group. The resulting peer group contained 12 banks, of which six were based in New York, four were based in New Jersey and two were based in Florida. In 2012, the committee will not exclude TARP recipients as most of those recipients have repaid the federal government investment and are no longer under the restrictions associated with TARP. The committee felt that since the Company’s major market areas are in Upstate New York, Downstate New York/Northern New Jersey and Florida; these comparably-sized companies were a reasonable representation of its peers. TrustCo also has branch offices in Vermont and Massachusetts, but it views those offices as extensions of its Upstate New York franchise. TrustCo had total assets as of December 31, 2011 of approximately $4.2 billion.

The members of the peer group are:

BankAtlantic Bancorp. (Florida)

Capital City Bank Group, Inc. (Florida)

Community Bank Systems, Inc. (New York)

Dime Community Bancshares, Inc. (New York)

Hudson Valley Holding Corp (New York)

Kearny Financial (New Jersey)

NBT Bancorp Inc (New York)

Northfield Bancorp, Inc (New Jersey)

Oritani Financial Corp (New Jersey)

Provident Financial Services (New Jersey)

Provident New York Bancorp (New York)

Tompkins Financial Corporation (New York)

The peer group matches that of the 2010 group with the exception of two companies that no longer matched the selection criteria.

While TrustCo is of similar size to the members of the peer group, the Compensation Committee also takes into consideration in determining the compensation of the Company’s senior executives what the committee considers to be the unique size of TrustCo’s executive group as compared to other financial institutions. TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities, whereas the committee believes the other institutions in this peer group have a larger pool of such officers. Messrs. McCormick, Cushing, and Salvador have all of the Company’s operating departments reporting to them including the departments headed by Mr. Leonard and Mr. Schreck. Utilizing recent performance data, the Compensation Committee concluded TrustCo’s overall performance compared favorably with that of the peer group. Through September 30, 2011, TrustCo’s return on average equity was (on an annualized basis) 11.35% compared to a peer group median of 5.50% and a peer group average of -1.30%. For the same period, TrustCo’s return on average assets and efficiency ratio were (on an annual basis) 0.80% and 49.98%, respectively, compared to a peer group median of 0.91% and 59.49%, respectively, and a peer group average of 0.73% and 63.32%, respectively. TrustCo’s ratio of nonperforming assets to total assets as of September 30, 2011 was 1.27% compared to a peer group median of 2.67% and a peer group average of 4.07%. In general, the Compensation Committee believes the Company’s senior executive officers’ compensation levels are appropriate based upon the committee’s analysis of the responsibilities of those officers and the Company’s financial performance.

2011 Executive Compensation Program

For 2011 there were three basic elements to TrustCo’s compensation program, each of which has sub-elements: annual compensation (comprised of salary and bonus), long-term compensation (comprised of stock options and performance bonus programs), and retirement (comprised of defined benefit pension plan, profit sharing/401(k) plan, and supplemental retirement plan). As a general matter, the Compensation Committee initially considers total compensation levels in the marketplace prior to making compensation decisions with respect to each of the individual elements of executive compensation.

The discussion below provides detail for each of TrustCo’s compensation components, the relevant history of those components, and the compensation decisions for 2011.

Base Salary. Annual salary is the base compensation for the Company’s officers and is designed to reward officers for services rendered by them during the year. The salaries for TrustCo officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the peer group for similar positions along with the performance of these companies relative to the performance of the Company. Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.

For 2012, based upon its review of the compensation paid by members of the peer group and based on TrustCo performance against the peer group, the Compensation Committee recommended that the base salary for Robert J. McCormick remain at $880,000. Also the committee recommended no increase to Mr. Cushing’s or Mr. Salvador’s salaries which remained at $640,000 and $510,000 respectively. Although the committee believes that the executive officers’ performance in 2011 led to the Company substantially outperforming the peer group, increases for 2012 to the executives’ total compensation will be through performance via the

Company’s Executive Officer Incentive Plan and/or the Equity Incentive Plan (stock option and restricted stock), as the Compensation Committee intends to gradually increase the proportion of performance-based compensation to fixed compensation.

In determining the base, fixed compensation for Mr. Leonard and Mr. Schreck, the Compensation Committee takes into consideration the Company’s overall financial performance along with the performance of the individual officers and the responsibilities each officer holds within the organization, each officer’s experience, and the goals of each department for which the officer has responsibility. After a recommendation from Mr. McCormick, and discussion with the Compensation Committee, the base salary for Mr. Leonard was increased from $170,000 to $175,000 and the base salary for Mr. Schreck was increased from $235,000 to $240,000.

Long-Term Incentive Program. TrustCo also has implemented a long-term incentive compensation program. TrustCo believes that motivation with respect to long-term goals is achieved through an ownership culture that encourages long-term performance by executive officers through the use of stock-based awards. TrustCo’s long-term incentive program includes equity incentives and its Performance Bonus Plan.

In 2010, the Compensation Committee and the board of directors approved the TrustCo Bank Corp NY 2010 Equity Incentive Plan, and the Company’s shareholders approved the plan at the 2011 annual meeting. The plan was established to advance the interests of TrustCo and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership.

It is the responsibility of the Compensation Committee to determine the time and amount of awards and the other terms and conditions of the awards, including the exercise price, vesting schedule, and expiration dates. The Compensation Committee’s actions are ultimately judgments based upon the committee’s ongoing assessment and understanding of TrustCo and its executive officers, the performance of its executive officers, and whether an award would provide an appropriate incentive to the executive officers’ contribution to TrustCo’s future performance. Awards are designed to ensure each executive officer has a sense of ownership in the financial growth of the Company.

In 2011 stock option and restricted stock grants were issued to each of the named executive officers as follows:

	Stock Option Grants	Restricted Stock Grants
Robert J. McCormick	150,000	30,000
Robert T. Cushing	75,000	15,000
Scot R. Salvador	75,000	15,000
Robert M. Leonard	15,000	3,000
Eric W. Schreck	15,000	3,000

The exercise price of all options granted was $5.14 per share, the closing price of the Company’s common shares on November 15, 2011. The options awarded vest in equal amounts over a five year period, with all options being fully vested as of November 15, 2016 and expiring on November 15, 2021. The periods of restriction applicable to the restricted stock awards will lapse as to all stock awarded on November 15, 2014.

In making the 2011 awards, the Compensation Committee intended for the grants of options to be comparable in value to the grants of restricted stock (the Summary Compensation Table provides additional information regarding the value of restricted stock awards and option grants). The reasons for making generally comparable grants was to combine the retention and downside risk benefits inherent in restricted stock with the creation of shareholder value benefits inherent in restricted stock and stock options, while mitigating the potential for excessive risk that may arise through an option only approach.

In 2011, the committee indicated their intent that it explore opportunities to enhance the performance alignment of executive officers with that of shareholders through an examination of other potential structures for performance-based equity grants in 2012, either as a supplement or replacement for the compensatory vehicles used in 2011.

Stock Ownership Guidelines. As noted above, the board of directors has adopted stock ownership guidelines for the Company’s executive officers. All of the named executive officers currently satisfy the guidelines.

Performance Bonus Plan. The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which generally provides compensation to the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company. The Compensation Committee believes that regional banking institutions such as the Company are continually subject to being acquired by third parties. It is the belief of the Compensation Committee that following a “change of control” (as defined in the Performance Bonus Plan) TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo and that their compensation would thus be adversely affected by the control change. Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation described above), TrustCo and Trustco Bank implemented a Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary. Through the Performance Bonus Plan, senior executive officers are encouraged to remain with TrustCo and Trustco Bank and seek to increase shareholder value.

Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control. Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”) Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders. However, the Compensation Committee will continue to review this long-term incentive vehicle on an annual basis as it continues to refine its approach to long-term incentives as it has stated it specifically will address in 2012.

Annual Incentive/Bonus Plans. As noted above, the Compensation Committee froze the Executive Officer Incentive Plan in 2008. This plan did not pay a bonus to its participants in 2008, 2009 or 2010. In 2010 the committee reinstated the plan and changed the bonus criteria. The revised Executive Officer Incentive Plan decreased the maximum bonus amount from 125% of the executive’s base salary (from 2008) to 25% (for 2011) and changed the criteria for obtaining a bonus from a return on average equity threshold to performance measures defined in the plan compared to a peer group approved by the committee, which is the same peer group used when comparing the Company’s executive compensation program.

2011 Executive Officer Incentive Plan Performance – The following table presents performance criteria and levels of achievement under the 2011 Executive Officer Incentive Plan at TrustCo. Executive awards were capped at a maximum of 25% of salary in 2011.

2011 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (10% of salary)	Target Performance Level (15% of salary)	Maximum Performance Level (25% of salary)	2011 TrustCo Performance Level Compared to Peer Group Median	Award % Earned	Award as a % of Salary
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median	157% above	25%	8.75%
Efficiency Ratio	35%				4% above	10%	1.50%
Return on Average Assets	15%				21% above	15%	5.25%
Non-Performing Assets to Total Assets	15%				28% above	25%	3.75%
						Total	19.25%

The plan does not award any incentive payment for performance criteria that is not at least equal to the peer group median results.

Based on the median total compensation paid to the peer group as previously discussed, the committee felt that there should be additional annual incentive should the Company outperform its peer group. For 2011 the bonus paid under the plan was 19.25% of base salary or $169,400, $123,200 and $98,175 for McCormick, Cushing and Salvador respectively.

The Compensation Committee will review the plan bonus opportunities, metrics used, and structure on an annual basis. The committee has approved a maximum bonus level for 2012 of 40% of base salary for all named executive officers. A bonus would be paid under the plan only if the Company met or exceeded the peer group median in the following ratios: Return on average assets, return on average equity, efficiency ratio, and ratio of non-performing assets to total assets. The Compensation Committee feels strongly that the Executive Officer Incentive Plan, as currently structured, motivates the executives for the critical components that should drive long-term shareholder value creation for 2012, without encouraging undo risk-taking – particularly with the complement of the long-term incentive grants made in 2011.

2012 Executive Officer Incentive Plan – The Compensation Committee has approved the following performance criteria for 2012. Maximum award levels have also been increased to 40% of salary.

2012 Executive Officer Incentive Plan

Performance Criteria	Weighting	Threshold Performance Level (15% of salary)	Target Performance Level (25% of salary)	Maximum Performance Level (40% of salary)
Return on Average Equity	35%	Equal to peer group median to 9% above	10% to 24% better than peer group median	25% better than peer group median
Efficiency Ratio	35%
Return on Average Assets	15%
Non-Performing Assets to Total Assets	15%

During 2011, Mr. McCormick recommended and the Compensation Committee approved that Mr. Leonard and Mr. Schreck become participants in the Executive Officer Incentive Plan for 2012. For 2011 annual incentive awards, Mr. Leonard and Mr. Schreck were paid pursuant to the Trustco Bank Senior Incentive Plan, which is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the Chief Executive Officer, as delegated by the Compensation Committee. The Compensation Committee annually reviews and approves the decisions made under the Senior Incentive Plan. A major component of the decision-making with respect to awards under the plan is Trustco Bank’s performance under its profit plan. For each year, a profit plan is developed and submitted to the board of directors for approval. The profit plan establishes targeted levels for return on assets, total assets, total deposits, and net income. The participant’s bonus amount, measured as a percentage of annual salary of a participant, is determined in the discretion of the Chief Executive Officer, subject to disclosure to the Compensation Committee, with such determination taking into account Trustco Bank’s performance in the year just ended with respect to the profit plan and the participant’s contribution to such performance. The return on equity of the Company and Trustco Bank and other performance measures are also taken into account. For 2011, Mr. McCormick determined, after reviewing Trustco Bank’s performance, that the incentive award be made to each of Mr. Leonard and Mr. Schreck should be 26% of base salary, which amounted to $44,200 and $61,100 respectively. As indicated above, however, Mr. Leonard and Mr. Schreck will participate in the Executive Officer Incentive Plan in 2012.

Retirement Plans

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan. The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan. Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006. TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan. To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo.

Each of the executive officers named in this proxy statement participates in the Retirement Plan, and, effective February 1, 2011, participates in our Profit Sharing/401(k) Plan. Until 2009, the senior executive officers (Messrs. McCormick, Cushing, and Salvador) were not eligible to participate in the Profit Sharing/401(k) Plan in light of their participation in the Executive Officer Incentive Plan. Beginning January 1, 2009, these officers became eligible to participate in the Profit Sharing/401(k) Plan following the freezing of the Executive Officer Incentive Plan. When the Executive Officer Incentive Plan was reinstated effective February 1, 2011, the executive officers once again became ineligible to participate in the Profit Sharing/401(k) Plan. However, the plan was subsequently amended allowing all the executive officers to again be able to participate in the plan.

Supplemental Retirement Plan. The SERP is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000). The Company’s annual contribution to the SERP (through 2008) and its current direct cash payments to each participant (which are described below) are determined pursuant to a formula set forth in the plan. The Compensation Committee had established the plan to provide the supplemental benefits described above; however, neither the annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions were specifically evaluated by the Compensation Committee in determining annual compensation

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the plan. In December 2008, as a result of the effect of Section 409A of the Internal Revenue Code and its implanting regulations, which added a six-month period prior to the executive receiving the vested benefit that would be paid upon retirement or separation from service, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008 and requested that the amount of the Company’s annual contribution to the SERP plus interest for each officer instead be paid directly to each officer. The committee considered the request and decided to add a corresponding amendment to the SERP and to each SERP participant’s employment agreement to the effect that the annual increment to be added to the SERP plus interest was to be paid directly to the executive officer. Under the employment agreement amendment, the payment is to be equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008. All assets currently accrued in the SERP will remain until the separation of service of the executive.

Comparison to Peers for 2011 Pay

The Compensation Committee believes that 2011 pay for the top three officers was within market practices. For 2010 (the most recent period for which such information was available), the median chief executive officer total compensation for the peer group was $1,247,000 compared to $1,264,000 for Mr. McCormick. The median total compensation for next top executive officers of the peer group for 2010 was $787,000 and $630,000, compared to $930,000 for Mr. Cushing and $697,000 for Mr. Salvador. For 2010, the median chief executive officer base salary for the peer group was $552,716 compared to $880,000 for Mr. McCormick. The median based salary for the next top executive officers for 2010 was $320,003 and $280,000 compared to $610,000 for Mr. Cushing and $460,000 for Mr. Salvador. For 2011, total compensation for Mr. McCormick was $1,762,930, Mr. Cushing $1,254,563 and Mr. Salvador $1,035,636. In determining the compensation, the Compensation Committee is of the opinion that the base salary of the Company’s senior executive officers (and their total compensation) should be competitive with the peer group, taking into account the scope of their respective responsibilities, the compensation paid by the peer group for similar positions, and the performance of the Company relative to the peer group,

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements (which are substantially identical to each other) with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation and termination and severance benefits, change of control benefits, and various other personal benefits. The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company’s compensation programs. Each of the employment agreements renewed for a new three-year term effective January 1, 2011. After a review, the committee felt no changes were necessary to the existing agreements.

Results of 2011 “Say-on-Pay Vote”

Starting in 2012, and notwithstanding the shareholder vote at the 2011 Annual Meeting of TrustCo shareholders for an advisory vote on executive compensation every three years, TrustCo has decided to provide its shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2011 annual meeting, a substantial majority of the votes cast were voted in favor of our executive compensation approach. The Compensation Committee believes that the results of this vote affirmed shareholders’ support of TrustCo’s historical approach to executive compensation. However, for 2011 and for 2012, the Compensation Committee has continued to make strides on improving its compensation program to reduce emphasis on fixed pay and implement a relative-based annual incentive plan, balancing long-term incentives, stock ownership guidelines, and a commitment in 2012 to make further refinements in support of its stated executive compensation principles. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for its executive team.

Executive Compensation Payments and Awards

The following table sets forth, for the fiscal year ended December 31, 2011, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Eric W. Schreck) has an employment agreement and a supplemental retirement agreement.

Summary Compensation Table

	Year	Salary	(1) Bonus	(2) Stock Awards	(2) Option Awards	(3) Non-equity Incentive Plan Compensation	(4) Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings	(5) All Other Compensa- tion	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. McCormick President & Chief Executive Officer, TrustCo and Trustco Bank	2011 2010 2009	880,000 880,000 880,000	— — —	154,200 — —	147,750 — —	169,400 — —	29,591 16,661 15,438	381,989 367,463 373,374	1,762,930 1,264,124 1,268,812

Robert T. Cushing Executive Vice President & Chief Financial Officer, TrustCo and Trustco Bank	2011 2010 2009	640,000 610,000 610,000	— — —	77,100 — —	73,875 — —	123,200 — —	41,309 25,570 24,399	299,079 295,071 248,085	1,254,563 930,641 882,484

Scot R. Salvador Executive Vice President & Chief Banking Officer, TrustCo and Trustco Bank	2011 2010 2009	510,000 460,000 460,000	— — —	77,100 — —	73,875 — —	98,175 — —	22,001 11,987 10,984	254,485 225,082 210,223	1,035,636 697,069 681,207

Robert M. Leonard Secretary, TrustCo and Trustco Bank and Senior Vice President, Trustco Bank	2011 2010 2009	170,000 150,000 130,000	44,200 37,704 28,600	15,420 — —	14,775 — —	— — —	17,841 10,090 9,363	38,888 32,731 20,709	301,124 230,525 188,672

Eric W. Schreck Treasurer, TrustCo and Senior Vice President, Trustco Bank	2011 2010	235,000 225,000	61,100 58,500	15,420 —	14,775 —	— —	14,493 7,861	53,621 41,264	394,409 332,625

See footnotes on page 29.

Summary Compensation Table Footnotes:

(1)

The bonus payments included in column (d) for Mr. Leonard and Mr. Schreck are based upon the Trustco Bank Senior Incentive Plan. The operation of this plan is discussed in the Compensation Discussion and Analysis.

(2)

Included in columns (e) and (f) are the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” for the stock awards and stock option awards in 2011. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2011 and 2010.

(3)

The payments included in column (g) for Messrs. McCormick, Cushing, and Salvador were calculated in accordance with the Executive Officer Incentive Plan and the performance measures thereunder approved by the board of directors. Because the Executive Officer Incentive Plan was frozen in 2008, no bonuses were paid to or accrued for these executives during 2010 and 2009. The operation of this plan is discussed in the Compensation Discussion and Analysis and below under “Awards under Incentive Plans.”

(4)

The information contained in column (h) is derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan. See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(5)

Included in column (i) are all other compensation paid to the named executive officers including tax expenses (of $39,100, $44,000, $33,000, $13,500 and $15,700 for Messrs. McCormick, Cushing, Salvador, Leonard, and Schreck, respectively, for 2011) incurred on personal benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs. The amounts included in column (i) are the cost paid by TrustCo to third parties for these items and included in the Company’s financial statements. Also included in this column is compensation paid for 2011 pursuant to the Employment Agreements of Messrs. McCormick, Cushing, and Salvador, which provide for each of them to receive an amount equal to the incremental amount that would have been credited to them for 2011 under the TrustCo Supplemental Retirement Plan had such plan not been amended to cease additional benefit accruals following December 31, 2008. For 2011, the Company paid $284,800, $191,100, and $170,700 to Messrs. McCormick, Cushing, and Salvador, respectively. TrustCo sponsors a 401(k)/Profit Sharing Plan for all employees where the Company offers to match employee contributions to certain limits. For 2011, the Company match for the 401(k)/Profit Sharing Plan for Messrs. McCormick, Cushing, and Salvador was $11,025, for Mr. Leonard $7,650, and for Mr. Schreck $10,575.

TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador. Under these agreements, which are substantially the same, each officer’s annual compensation is his base salary (in 2011, $880,000, $640,000, and $510,000, respectively). In subsequent years, the annual base salary of each officer may not be less than his annual base salary for the preceding calendar year, and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank. Commencing in 2009, in addition to the annual compensation, each executive is to be paid annually an amount equal to the incremental amount plus interest that would have been credited for the year to the executive’s supplemental account balance under the Trustco Supplemental Retirement Plan as the plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.

Upon termination of the executive’s employment due to retirement, disability, death, or termination of the executive for any reason other than good cause (as defined in the employment agreements) within two years after a change in control (also as defined in the agreements), TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses, including medical insurance premiums. These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank. The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank. The term “disability” is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the board of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination. The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In addition, each employment agreement provides for the payment in full of each officer’s retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and, unless the termination was for good cause, the transfer of the executive officer’s company car (at book value) and country club membership.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement, or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank, or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank (as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A). These regulations provide the following:

•

subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•	a change in the effective control occurs only on the date that either: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the

12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•

a change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TrustCo immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Each of the employment agreements defines “termination” to include the unilateral election of the executive to terminate this agreement and his employment with TrustCo and Trustco Bank after a change in control or the executive otherwise experiences a “separation from service” after a change in control with TrustCo and Trustco Bank as that term is defined under Section 409A of the Internal Revenue Code.

TrustCo and Trustco Bank must provide indemnification rights and benefits to each executive to the fullest extent permitted by law and the charter or bylaws of TrustCo and Trustco Bank. Any amendment or revision to such charter or bylaws that adversely affects the indemnification rights or benefits available to the executive under such charter or bylaws as of January 1, 2008 will not be effective against the executive unless the executive has consented in writing to such amendment or revision. Further, the indemnification provided under the agreements will be in addition to any other rights to which the executive may be entitled under the charter or bylaws of TrustCo and Trustco Bank or any statute, other agreement, vote of shareholders or disinterested directors, or otherwise.

Awards Under Incentive Plans

The following tables set forth information relating to grants of plan-based awards to the named executive officers during 2011 and all options held at December 31, 2011 by those officers.

Grant of Plan Based Awards – 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4) ($/share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Robert J. McCormick	11/15/2011	88,000	169,400	220,000	30,000	150,000	5.14	301,950
Robert T. Cushing	11/15/2011	64,000	123,200	160,000	15,000	75,000	5.14	150,975
Scot R. Salvador	11/15/2011	51,000	98,175	127,500	15,000	75,000	5.14	150,975
Robert M. Leonard	11/15/2011				3,000	15,000	5.14	30,195
Eric W. Schreck	11/15/2011				3,000	15,000	5.14	30,195

(1)	The grant date for the equity incentive plan awards reported in this table.
(2)

The amounts in these columns indicate the estimated possible payments available for 2011 to Messrs. McCormick, Cushing and Salvador under the Executive Officer Incentive Plan. Messrs. Leonard and Schreck did not participate in this plan in 2011. Threshold refers to the minimum amount payable under the Executive Officer Incentive Plan assuming the minimum performance levels established under the plan are satisfied. Maximum refers to the maximum payout possible under the plan, and target refers to the actual amount earned by the participant for 2011. Please refer to the discussion below and to the Compensation Discussion and Analysis.

(3)

The period of restriction applicable to all stock awards lapses on 11/15/2014. These restrictions may lapse prior to that day may occur in accordance with the plan and the award agreements. Recipients are entitled to dividends declared and paid on TrustCo stock generally and voting rights prior to vesting.

(4)	Exercise price or base price is the closing price on the NASDAQ Stock Market of the Company stock on the grant date.
(5)

Fair Value is calculated in accordance with Statement of Financial Accounting Standards No. 123 R (Share Base Payment) as modified on supplement (FASB ASC Topic 718). The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2011 and 2010.

As discussed in the Compensation Discussion and Analysis, the Company’s Compensation Committee established performance goals for 2011 under the Executive Officer Incentive Plan. Bonuses were to be paid under the plan based upon the Company’s achievement of specified, weighted performance measures relative to the performance of TrustCo’s peer group. The performance measures and their respective weightings were return on average equity (35% weighting), return on average assets (15% weighting), efficiency ratio (35% weighting), and the ratio of non-performing assets to total assets (15% weighting). The Company’s performance under each of these measures was then compared to the performance of the peer group:

•	If TrustCo’s results under a performance measure were lower than the peer group median, no bonus was to be paid with respect to that measure,

•

If TrustCo’s results under a performance measure were equal to the peer group median or exceeded the peer group median by less than 10%, the bonus was to be 10% of base salary multiplied by the weighting factor of that performance measure;

•

If TrustCo’s results under a performance measure exceeded the peer group median by 10% to 24%, the bonus was to be 15% of base salary multiplied by the weighting factor of that performance measure; and

•	If TrustCo’s results under a performance measure exceeded the peer group median by more than 25%, the bonus was to be 25% of base salary multiplied by the weighting factor of that performance measure.

On November 15, 2011, TrustCo approved awards of incentive stock options and restricted stock to eligible employees, including its named executive officers, under the TrustCo Bank Corp NY 2010 Equity Incentive Plan. The exercise price of all options granted was $5.14, the closing price of the Company’s common stock on the NASDAQ Stock Market on November 15, 2011. The options awarded to employees and officers of TrustCo vest in equal amounts over a five year period, with all options being fully vested as of November 15, 2016 and expiring on November 15, 2021. The periods of restriction applicable to the restricted stock awards will lapse as to all stock awarded on November 15, 2014. The vesting of stock options and the lapse of the periods of restriction for restricted stock will accelerate under certain circumstances, including upon a change in control.

The following table sets forth a summary of the outstanding equity awards at December 31, 2011 under TrustCo’s 2010 Equity Incentive Plan and also under prior stock option plans.

Outstanding Equity Awards – December 31, 2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested(2)	Market Value of Shares of Stock That Have Not Vested(3)
	(#)	(#)	($)		(#)	($)
Robert J. McCormick	300,000	0	13.55	11/19/2014	0	0
	200,000	0	12.15	01/21/2015	0	0
	160,000	40,000	9.91	06/01/2017	0	0
	90,000	60,000	8.29	06/02/2018	0	0
	0	150,000	5.14	11/15/2021	30,000	168,300

Robert T. Cushing	100,000	0	13.55	11/19/2014	0	0
	100,000	0	12.15	01/21/2015	0	0
	80,000	20,000	9.91	06/01/2017	0	0
	45,000	30,000	8.29	06/02/2018	0	0
	0	75,000	5.14	11/15/2021	15,000	84,150

Scot R. Salvador	50,000	0	11.83	07/24/2012	0	0
	150,000	0	13.55	11/19/2014	0	0
	100,000	0	12.15	01/21/2015	0	0
	120,000	30,000	9.91	06/01/2017	0	0
	45,000	30,000	8.29	06/02/2018	0	0
	0	75,000	5.14	11/15/2021	15,000	84,150

Robert M. Leonard	7,500	0	11.83	07/24/2012	0	0
	7,500	0	13.55	11/19/2014	0	0
	7,500	0	12.15	01/21/2015	0	0
	6,000	1,500	9.91	06/01/2017	0	0
	6,000	4,000	8.29	06/02/2018	0	0
	0	15,000	5.14	11/15/2021	3,000	16,830

Eric W. Schreck	7,500	0	11.83	07/24/2012	0	0
	7,500	0	13.55	11/19/2014	0	0
	7,500	0	12.15	01/21/2015	0	0
	4,500	1,500	9.91	06/01/2017	0	0
	6,000	4,000	8.29	06/02/2018	0	0
	0	15,000	5.14	11/15/2021	3,000	16,830

(1)	Stock options are exercisable for 10 years from the date of grant.
(2)	Stock awards vest 3 years from date of grant. Vesting will occur on November 15, 2014.
(3)	Market value is based upon closing price of TrustCo stock of $5.61 on December 31, 2011.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan. Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick. As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit. In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78 and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15. The unit prices were the TrustCo stock price on the day of the award. These units have no expiration date and are not valued for accounting purposes until a change in control has occurred.

Pensions and Nonqualified Deferred Compensation Benefits

As discussed in the Compensation Discussion and Analysis, TrustCo sponsors a defined benefit pension plan and a Profit Sharing/401(k) Plan. Benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.

Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of the final ten years of employment. Compensation reflects that compensation which is treated as FICA wages without regard to the Social Security taxable wage base. Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay. A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his or her normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:

1.	December 31, 1988 accrued benefit; plus
2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus

Supplemental Benefit:

3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

The following table presents a summary of benefits payable to each of the named executive officers under the pension plan.

Pension Benefits

(December 31, 2011)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	198,527	—
Robert T. Cushing	Retirement Plan of Trustco Bank	13	341,587	—
Scot R. Salvador	Retirement Plan of Trustco Bank	11	137,059	—
Robert M. Leonard	Retirement Plan of Trustco Bank	18	120,900	—
Eric W. Schreck	Retirement Plan of Trustco Bank	18	89,414	—

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2011, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement: Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service. Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Robert T. Cushing is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation earned by the named executive officers.

Nonqualified Deferred Compensation - December 31, 2011

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	—	—	—	—	1,584,836
Robert T. Cushing	—	—	—	—	3,244,059
Scot R. Salvador	—	—	—	—	722,574

Under TrustCo’s Supplemental Retirement Plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under TrustCo’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits, and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement. The Supplemental Retirement Plan provides benefits based upon years of service to a maximum of 40 years. The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank and has either completed five years of vested service or is eligible for early retirement under the retirement plan. Each of the plan participants has completed five years of vested service and is therefore vested in the supplemental retirement benefit aggregate amount above. Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement. As discussed in the Compensation Discussion and Analysis, the supplemental retirement benefit plan has been frozen and no new contributions were made on behalf of the participants. As noted previously, the annual increment that would have been added to the SERP aggregate balance was paid subsequent to 2011 directly to the named executive officer as follows:

Robert J. McCormick	$285,000
Robert T. Cushing	191,000
Scot R. Salvador	171,000

Potential Post-Employment Payments

As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador have entered into employment contracts with the Company that provide for post-employment benefits in the case of retirement, death, or disability and in a change in control. (The meanings of those terms are discussed under “Executive Compensation Payments and Awards.”) Additionally, in a change in control, the interests of Messrs. McCormick, Cushing, and Salvador vest in the TrustCo Performance Bonus Plan units they were awarded and in their benefits under the medical and life insurance programs.

The following table reflects the amount of compensation payable to each of the named officers, including Messrs. McCormick, Cushing, and Salvador, in the event of termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2011, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown relating to equity incentives (stock options and restricted stock awards) and performance bonus units are based on the closing value of TrustCo common stock on December 31, 2011, which was $5.61. Using that value, all options and the performance bonus units awarded to Messrs. McCormick and Salvador would have no value. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement(3) Without Change in Control	Disability(4)	Death(5)	Termination and Change in Control
Robert J. McCormick
Salary and Bonus(6)	$—	$—	$2,668,400	$—	$—	$600,000	$3,137,706
Health insurance and other perquisites	—	—	756,697	756,697	756,697	756,697	806,697
Tax gross-up payment	—	—	—	—	—	—	1,759,151
Pension benefits(7)	198,527	198,527	198,527	198,527	198,527	198,527	198,527
Supplemental Retirement Plan(8)	—	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Equity incentives(9)	—	—	—	70,500	238,800	238,800	238,800
TOTAL	$198,527	$1,783,363	$5,208,460	$2,610,560	$2,778,860	$3,378,860	$7,725,717

Robert T. Cushing
Salary and Bonus(6)	$—	$—	$1,908,600	$—	$—	$600,000	$2,281,968
Health insurance and other perquisites	—	619,162	619,162	619,162	619,162	619,162	669,162
Tax gross-up payment	—	—	—	—	—	—	1,200,272
Pension benefits(7)	341,587	341,587	341,587	341,587	341,587	341,587	341,587
Supplemental Retirement Plan(8)	—	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Equity incentives(9)	—	—	—	35,250	119,400	119,400	119,400
TOTAL	$341,587	$4,204,808	$6,113,408	$4,240,058	4,324,208	$4,924,208	$7,856,448

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement(3) Without Change in Control	Disability(4)	Death(5)	Termination and Change in Control
Scot R. Salvador
Salary and Bonus(6)	$—	$—	$1,557,750	$—	$—	$600,000	$1,818,443
Health insurance and other Perquisites	—	—	815,863	815,863	815,863	815,863	865,863
Tax gross up payment	—	—	—	—	—	—	1,272,268
Pension benefits(7)	137,059	137,059	137,059	137,059	137,059	137,059	137,059
Supplemental Retirement Plan(8)	—	722,574	722,574	722,574	722,574	722,574	722,574
Equity incentives(9)	—	—	—	35,250	119,400	119,400	119,400
TOTAL	$137,059	$859,633	$3,233,246	$1,710,746	$1,794,896	$2,394,896	$4,935,607
Robert M. Leonard
Salary and Bonus	$—	$—	$—	$—	$—	$340,000	$—
Pension benefits(7)	120,900	120,900	120,900	120,900	120,900	120,900	120,900
Equity incentives(9)	—	—	—	7,050	23,880	23,880	23,880
TOTAL	$120,900	$120,900	$120,900	$127,950	$144,780	$484,780	$144,780

Eric W. Schreck
Salary and Bonus	$—	$—	$—	$—	$—	$470,000	$—
Pension benefits(7)	89,414	89,414	89,414	89,414	89,414	89,414	89,414
Equity incentives(9)	—	—	—	7,050	23,880	23,880	23,880
TOTAL	$89,414	$89,414	$89,414	$96,464	$113,294	$583,294	$113,294

(1)

“Good Cause” means executive’s commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)

The amounts in this column represent the aggregate value of the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing, and Salvador, assuming no changes in the amount of base salary after termination. The employment agreements of Messrs. McCormick, Cushing, and Salvador renewed as of January 1, 2011 for a new term of three years each. The amounts presented in this column take into account the remaining two-year terms of each agreement. Mr. Leonard and Mr. Schreck do not have employment agreements with the Company.

(3)

“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2011, only Mr. Cushing was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)

“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by boards of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)

The Company provides a death benefit to all employees through a third party insurance company under which it makes a payment in the amount of two year’s salary of the deceased employee (but not more than $600,000), to the surviving spouse, if any, of the deceased employee.

(6)

Includes the remaining term of the named executive officer’s employment agreement, annual salary, bonus payment under the Company’s Executive Officer Incentive Plan and an amount equal to the incremental amount that would have been credited for the year to the executive’s supplement account balance under the Trustco Bank and TrustCo Bank Corp NY Supplemental Retirement Plan as such plan was in effect on December 31, 2007 and had it not been amended to cease additional benefit accruals following December 31, 2008.
(7)

The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles. Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

(8)	The amounts disclosed represent the aggregate balance as of December 31, 2011 for each of Messrs. McCormick, Cushing and Salvador.
(9)

The amounts disclosed represent the payment to the named executive officer upon the accelerated vesting of options in a change in control, reduced by the aggregate exercise price, and the accelerated lapse of restrictions on restricted stock awards in a change in control, and, in each case, assumes the resulting amount is paid in cash. Options awarded in 2011 vest in full upon a change in control and upon termination of employment due to death, disability or retirement. Restricted stock awarded in 2011 vests in full upon a change in control and upon termination of employment due to death or disability.

Compensation Policies and Practices that Present Material Risks to the Company

The Compensation Committee believes strongly that the compensation structure for the executive officers or any employee at TrustCo should not encourage undue risk taking. As discussed in the Compensation Discussion and Analysis, the Company’s executive officer compensation program includes cash and equity components with both short term (annual bonus) and longer-term (equity incentive plan, among others) performance measurement periods. Also as discussed, benefits under TrustCo’s compensation program may be forfeited if the executive does not remain employed at TrustCo. Further, the 2010 Equity Incentive Plan expressly provides that the TrustCo board and the Compensation Committee must work together to ensure that the implementation of the plan, in conjunction with the Company’s other compensation policies and practices, does not create risks that are reasonably likely to have a material adverse effect on the Company. As such, after a review of the Company’s compensation policies and procedures, the Compensation Committee has concluded that the risks arising from TrustCo’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Director Compensation

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash	(1) Stock Awards	(1) Option Awards	Nonequity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
	($)	($)	($)	($)	($)	($)		($)
Dennis A. De Gennaro	130,000	5,140	1,880	—	—	—		137,020
Robert A. McCormick	130,000	5,140	1,880	—	—	414,107	(2)	551,127
Joseph A. Lucarelli	130,000	5,140	1,880	—	—	—		137,020
Thomas O. Maggs	130,000	5,140	1,880	—	—	—		137,020
Dr. Anthony J. Marinello	130,000	5,140	1,880	—	—	—		137,020
William D. Powers	130,000	5,140	1,880	—	—	—		137,020
William J. Purdy	130,000	5,140	1,880	—	—	—		137,020

(1)

Includes the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation” for the stock awards and stock option award in 2011. The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2011 and 2010.

(2)

Includes $200,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151 and perquisites of $124,956 (including tax payments on such benefits of $58,567).

Directors who are not also executive officers of TrustCo or Trustco Bank were paid a meeting fee of $10,000. Directors also may participate in TrustCo’s Directors Equity Incentive Plan and Directors Performance Bonus Plan.

The Directors Equity Incentive Plan provides for periodic grant of options, restricted stock and stock appreciation rights to directors as approved by the Compensation Committee of the board (composed of all independent directors). The exercise price for options may not be less than 100% of the fair market value of TrustCo’s common stock on the NASDAQ Stock Market (generally the closing price) on the day the grants are awarded.

Outstanding options, granted under TrustCo’s 2010 Directors Equity Incentive Plan and prior directors’ stock option plans, held by current TrustCo directors are as follows:

Robert A. McCormick*	270,000
Joseph A. Lucarelli	12,750
Thomas O. Maggs	6,000
Anthony J. Marinello, MD, PhD	12,750
William D. Powers	10,000
William J. Purdy	12,750

*	Includes 260,000 options awarded to Mr. McCormick while he was President and Chief Executive Officer of TrustCo and Trustco Bank.

Directors were awarded options for 2,000 shares of TrustCo common stock during 2011. These options fully vested at the time of the award, and the exercise price per share of each option was $5.14, which was the closing price of TrustCo stock on the NASDAQ Stock Market on the date of the grant. Also during 2011, directors were awarded 1,000 shares of restricted stock. The period of restriction applicable to the stock awards will lapse as to all stock awarded on November 15, 2014. The restricted stock entitles the director to any cash or other dividend declared on the stock and to vote the shares during the restriction period.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan. (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers, which were described above.) The units so awarded vest and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, Mr. Maggs, whose base price is $10.59 per unit and Mr. De Gennaro whose base price is $6.33 per unit. Mr. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer. The Directors’ Performance Bonus Plan allows awards given to an employee who is or becomes a director to retain those awards even after the employee has terminated employment so long as he or she remains a director.

TrustCo and Robert A. McCormick have entered into a consulting agreement under which Mr. McCormick serves as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates. The services rendered are advisory only, and Mr. McCormick’s services as a consultant are rendered at such times and places as are mutually convenient to the boards and Mr. McCormick. The current agreement with Mr. McCormick took effect on June 1, 2011 and has a five-year term.

As compensation for the services rendered and to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo paid Mr. McCormick in 2011 a fee in the amount of $200,000. In the event of Mr. McCormick’s death or disability (as defined in the agreement) during the term of the consulting agreement, TrustCo will be obligated to pay to his estate or other designated beneficiary the full amount of the annual fee for the term year (June 1 to May 31) in which his death or disability occurred. TrustCo may terminate the consulting agreement upon not less than one year’s prior written notice to Mr. McCormick.

Also, in connection with the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, estate planning services, and tax payments on these benefits. The cost of these is included in the table as other compensation.

Finally, under Mr. McCormick’s employment agreement, TrustCo and/or Trustco Bank will provide at no cost to Mr. McCormick and his wife, for the rest of Mr. McCormick’s life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan. As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

S.E.C. Form 10-K

TrustCo will provide without charge a copy of its Annual Report on Form 10-K upon written request. Requests and related inquiries should be directed to: Kevin T. Timmons, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct. Requests and related inquiries should be directed to: Robert M. Leonard, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
BlackRock, Inc.	7,203,956	(1)	7.72%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	6,354,956	(2)	6.80%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisory Services LLC
One Franklin Parkway
San Mateo, CA 94403

The Vanguard Group, Inc.	4,894,562	(3)	5.24%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	Based solely upon an amended Schedule 13G filed with the Securities Exchange Commission (“SEC”) by the listed persons on February 10, 2012, containing information as of December 31, 2011.
(2)

Based solely upon an amended Schedule 13G filed with the SEC by the listed person on February 9, 2012, containing information as of December 31, 2011. Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 6,112,871 shares and sole dispositive power for 6,348,871 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 6,085 shares. Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(3)

Based solely upon Schedule 13G filed with the SEC by the listed persons on February 9, 2012 containing information as of December 31, 2011. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 125,810 shares of TrustCo’s common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

On March 1, 2012, the Financial Services Department of Trustco Bank held 1,164,218 shares of TrustCo common stock as executor, trustee, and agent (1.24% of outstanding shares) not otherwise reported in this proxy statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members. TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or corporations and firms with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank. TrustCo expects that they will continue to be deposit, trust, or loan customers of Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features. Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors. TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner. Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it. During the year ended December 31, 2011, $360,052 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP. Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth previously in the discussion of Director Compensation. Each of the loans and other transactions described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized. TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances. The form of these agreements were filed as an exhibit to the Current Report on Form 8-K filed December 22, 2008 and an amendment to the agreement was disclosed in a Current Report on Form 8-K filed March 17, 2009. TrustCo renewed insurance for the indemnification of its executive officers and directors of TrustCo and Trustco Bank from Travelers Insurance Company effective for the one-year period from October 10, 2011 to October 10, 2012. The cost of this insurance was $313,196, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements have been met.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming Annual Meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo’s proxy statement and form of proxy for the Annual Meeting of shareholders expected to be held in May of 2013 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than November 26, 2012. Proposals intended to be considered at the 2013 Annual Meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices no later than January 25, 2013. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

z					{
	X	PLEASE MARK VOTES	REVOCABLE PROXY
		AS IN THIS EXAMPLE	TRUSTCO BANK CORP NY	Annual Meeting of Shareholders
MAY 17, 2012

1.	Election of Directors for a three-year term expiring at the 2015 Annual Meeting of Shareholders.	For	With- hold			For	Against	Abstain
	Nominees: (01) Thomas O. Maggs	☐	☐	2.	Approval of a Nonbinding Advisory Resolution on the Compensation of TrustCo’s Named Executive Officers.	☐	☐	☐
	(02) Robert J. McCormick	☐	☐			For	Against	Abstain
	(03) William J. Purdy	☐	☐	3.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s Independent Auditors for 2012.	☐	☐	☐

				4.	Such other business that properly may be brought before the meeting or any adjournments thereof.

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed and “FOR” Proposals 2 and 3.				This proxy will be voted as instructed. If no choice is indicated, this proxy will be voted “FOR” all nominees listed and “FOR” Proposals 2 and 3. The proxies will vote in their judgment on any other matters that properly may be brought before the meeting or any adjournment thereof.

				Please mark here if you plan to attend the meeting.				☐

				Please mark here if you have comments for management and write your comments in the spaces provided below.				☐

Please be sure to date and sign	Date
this proxy card in the box below.

Sign above	Co-holder (if any) sign above

Please sign as your name(s) appear(s) on this proxy card, date and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation or partnership, write in the full corporate or partnership name and a duly authorized officer or other person should sign.

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	y

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

                            ¿                                                                                                                                               ¿

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.   By Mail; or

2.   By Telephone (using a Touch-Tone Phone); or

3.   By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 17, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to	anytime prior to
3 a.m., May 17, 2012:	3 a.m., May 17, 2012 go to
1-877-826-3195	http://www.rtcoproxy.com/trst

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS :	http://www.cfpproxy.com/6892

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

Your vote is important!

REVOCABLE PROXY

TRUSTCO BANK CORP NY

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2012

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the Annual Meeting of Shareholders to be held on May 17, 2012.

The person whose name and signature appears hereon hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote as indicated herein all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, to be held at Mallozzi’s Restaurant, 1930 Curry Road, Rotterdam, NY 12303, at 4:00 p.m. (local time) on Thursday, May 17, 2012 and at any adjournment or postponements thereof.

The Board of Directors of TrustCo Bank Corp NY recommends a vote “FOR” all nominees listed for election of director and “FOR” Proposals 2 and 3.

The undersigned acknowledges receipt from TrustCo Bank Corp NY prior to the execution of this proxy of a Notice of the Annual Meeting, the Proxy Statement and Annual Report.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À                 FOLD AND DETACH HERE                À

TRUSTCO BANK CORP NY — ANNUAL MEETING, MAY 17, 2012

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

The Notice of the Annual Meeting,

the Proxy Statement and Annual Report are available on-line at:

http://www.cfpproxy.com/6892

You can vote in one of three ways:

1.	Call toll free 1-877-826-3195 on a Touch-Tone Phone. There is NO CHARGE to you for this call,

or

2.	Via the Internet at http://www.rtcoproxy.com/trst and follow the instructions,

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Admission Ticket	6892